                                                                   EXHIBIT 10(a)

[Letterhead]
Kramer, Levin, Naftalis, Nessen , Kamin & Frankel
919 Third Avenue
New York, N.Y.  10022-3852
(212) 715-9100







                                  September 26, 1995




The CRM Funds
Two Portland Square
Portland, ME  04101

Gentlemen:

         We have acted as counsel for The CRM Funds, a Delaware business trust (the "Trust"), in connection with the proposed public offering of shares of beneficial interest, no par value (the "Shares") of the CRM Small Cap Value Fund series pursuant to a registration statement on Form N-1A (File No. 33-91498) (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended.

         We have reviewed the Trust's Trust Instrument dated April 20, 1995
(the "Governing Instrument"), its By-Laws, resolutions of the Board of Trustees of the Trust, and the Registration Statement (including exhibits thereto). We have also made such inquires and have examined originals, certified copies or copies otherwise identified to our satisfaction of such documents, records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion. For purposes of such examination, we have assumed the genuineness of all signatures on original documents and the conformity to the original documents of all copies submitted.

         We are members of the Bar of the State of New York and do not hold ourselves out as experts as to the law of any other state or jurisdiction. We have received and relied upon an opinion from Morris, Nichols, Arsht & Tunnell, Special Delaware Counsel, a copy of which is attached herewith, concerning the organization of the Trust and the authorization and issuance of the Shares.

         Based upon and subject to the foregoing, we are of the opinion, and so advise you as follows:

         i. The Trust is duly organized and validly existing as a business trust in good standing under the laws of the State of Delaware.

         ii. The Shares of The CRM Small Cap Value Fund series of the Trust, when issued to shareholders in accordance with the terms, conditions, requirements and procedures set forth in the Governing Instrument, will constitute legally issued, fully paid and non-assessable shares of beneficial interest in the Trust.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                             Very truly yours,

                             /s/ Kramer, Levin, Naftalis, Nessen,
                             Kamin & Frankel